Exhibit 99.1
Toys “R” Us — Delaware, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)

	May 2, 2009	Jan. 31, 2009	May 3, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$138	$256	$138
Short term investments	—	—	10
Accounts and other receivables	81	94	98
Merchandise inventories	1,399	1,266	1,351
Current deferred tax assets	62	61	63
Prepaid expenses and other current assets	66	71	53

Total current assets	1,746	1,748	1,713
Property and equipment, net	1,888	1,909	1,831
Goodwill, net	359	359	359
Deferred tax assets	53	53	23
Due from Affiliates, net	119	255	253
Restricted cash	15	15	15
Other assets	69	61	80

	$4,249	$4,400	$4,274

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$794	$727	$768
Short-term borrowing from Parent	42	31	—
Accrued expenses and other current liabilities	418	486	558
Income taxes payable	27	47	43
Current portion of long-term debt	13	14	12

Total current liabilities	1,294	1,305	1,381
Long-term debt	1,694	1,664	1,630
Note payable to Parent	—	—	86
Deferred tax liabilities	419	424	313
Deferred rent liabilities	202	196	180
Other non-current liabilities	64	72	65
Stockholder’s equity	576	739	619

	$4,249	$4,400	$4,274

Toys “R” Us — Delaware, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In millions)

	13 Weeks Ended
	May 2, 2009	May 3, 2008
Net sales	$1,741	$1,846
Other revenues (a)	26	36

Total revenues	1,767	1,882
Cost of sales	1,122	1,189
Cost of other revenues (a)	2	5

Gross margin	643	688
Selling, general and administrative expenses (a) (b)	577	617
Depreciation and amortization	54	57
Other income, net (b)	(13)	(14)

Total operating expenses	618	660

Operating earnings	25	28
Interest expense (a)	(29)	(43)
Interest income (a)	7	10

Earnings (loss) before income taxes	3	(5)
Income tax expense (benefit)	—	(5)

Net earnings	$3	$—

(a)	Includes results from transactions with related parties.

(b)	Amounts have been restated (as previously reported in the Unaudited Condensed Consolidated Statements of Operations for the thirteen weeks ended May 3, 2008) to conform with current quarter presentation of Other income, net.

Toys “R” Us — Delaware, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	13 Weeks Ended
	May 2, 2009	May 3, 2008
Cash Flows from Operating Activities:
Net earnings	$3	$—
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	54	57
Deferred income taxes	(5)	(11)
Other	8	7
Changes in operating assets and liabilities:
Accounts and other receivables	13	—
Merchandise inventories	(128)	1
Prepaid expenses and other assets	(5)	(2)
Accounts payable, accrued operating expenses and other liabilities	(8)	(120)
Due to affiliates, net (a)	(5)	4
Income taxes payable	(20)	(56)

Net cash used in operating activities	(93)	(120)

Cash Flows from Investing Activities:
Capital expenditures	(22)	(50)
Acquisitions of intangibles	(7)	—
Advances to Parent (a)	(3)	(4)
Sale of short-term investments	—	91
Loans to affiliates (a)	—	(24)

Net cash (used in) provided by investing activities	(32)	13

Cash Flows from Financing Activities:
Long-term debt borrowings	32	13
Long-term debt repayment	(4)	(23)
Short-term borrowings from Parent	20	—
Repayment of short-term borrowings to Parent	(11)	—
Dividends paid to Parent	(30)	—

Net cash provided by (used in) financing activities	7	(10)

Effect of exchange rate changes on cash and cash equivalents	—	(1)

Cash and cash equivalents:
Decrease during period	(118)	(118)
Cash and cash equivalents at beginning of period	256	256

Cash and cash equivalents at end of period	$138	$138

Non-cash financing activities:
Dividend of related party note receivable to Parent	$146	$—

(a)	Amounts have been restated (as previously reported in the Unaudited Condensed Consolidated Statement of Cash Flows for the thirteen weeks ended May 3, 2008) to correctly present advances to Parent and loans to affiliates as Cash flows from investing activities instead of Cash flows from operating activities.